EXHIBIT 99.1

CONTACT:

Rodney B. Harrison	Van Negris / Lexi Terrero / Leslie V. Faulkner
Morton Industrial Group, Inc.	Van Negris & Company, Inc.
(309) 266-7176	(212) 626-6730 — info@vnegris.com

FOR IMMEDIATE RELEASE

MORTON INDUSTRIAL GROUP, INC. ANNOUNCES 2004 FIRST QUARTER RESULTS

CONTINUED SALES AND EARNINGS GROWTH

MORTON, IL — May 11, 2004 — Morton Industrial Group, Inc. (OTC: MGRP), a leading metal fabrication supplier to large industrial original equipment manufacturers (OEMs), today announced its financial results for the three months ended March 27, 2004.

William D. Morton, Chairman and Chief Executive Officer of Morton Industrial Group, Inc., stated, “Our continued solid performance during the first quarter of 2004 resulted from the further execution of our strategic plan operating only our core foundational metal fabrication business — Morton Metalcraft Co. Our prestigious customer base, which serves the Construction, Agricultural and Commercial capital goods industries saw their orders strengthen in the fourth quarter of 2003 and then escalate in 2004. The long-running recession in American manufacturing now appears to have come to an end.

“Morton Metalcraft Co.’s customers are prestigious members of American Industry. During this extended multi-year manufacturing recession, these leading Original Equipment Manufacturers have leaned out their businesses and held their inventories to very low levels. Now, with their customer orders strengthening, they have had to correspondingly increase their assembly line production schedules and release consistently stronger orders to their supplier network.

“To support our customers in this new business environment, Morton Metalcraft Co. added capacity by hiring manpower, purchasing machines and increasing our material orders to our suppliers. During the first quarter of 2004:

•	Manpower — We hired and trained over 200 new direct and indirect employees and will make further adjustments — required by changes in demand.

•	Machines — We purchased over a dozen pieces of key manufacturing equipment principally expanding capacity in our First Operations laser departments.

•	Material — We have increased the flow of purchased material with cosmetically sensitive sheet steel, which is the most difficult material to secure because of the challenges currently being experienced by the U.S. Steel Industry.

“We are confident about our ability to respond in support of our customers in this new business environment. Our optimism is based on our continued faith in the excellent capacities of our supply network and the ongoing commitment and resolve of our now over 1,300 associates.”

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Morton Industrial Group, Inc.
May 11, 2004 — Page Two

CONTINUED SALES AND EARNINGS GROWTH

Net sales for the quarter ended March 27, 2004 were $39.9 million compared to $32.4 million for the quarter ended March 29, 2003, an increase of $7.5 million or 23.3%. The sales increase resulted primarily from increased unit demand by existing customers of construction-related equipment components.

Operating income for the 2004 first quarter was $2.1 million compared to $1.3 million in the 2003 first quarter, an increase of 61.3%.

Net earnings available to common shareholders for the 2004 first quarter were $2.1 million, including an $850 thousand gain on redemption of redeemable preferred stock, or $0.38 per diluted share compared to $119 thousand, or $0.03 per diluted share in the comparable quarter a year ago.

Mr. Morton continued: “With the loss of jobs during the historic multi-year recession in manufacturing, many have predicted the weakening and eventual elimination of American Industrial companies due to increased global competition. We see it differently. Just as the ingenuity of the American manufacturer made it possible to counter the threat from Japan in the 1980s and from Mexico in the 1990s, we are now learning to use technology and logistics to maintain profitability as we compete with the emerging challenges now presented by China and India.

“2004 has clearly brought a new business environment to American Industry and it appears we are adjusting quickly again. Profits are up in the manufacturing sector of the U.S. economy and based on our customers’ current sense of optimism, we believe they will stay that way for the foreseeable future. We at Morton Industrial Group, Inc. are proud to be a part of American Industry which continues to be a very important part of the overall U.S. economy and the fabric of our American way of life.”

ABOUT MORTON INDUSTRIAL GROUP, INC.

In support of its new business environment, the Company on March 26, 2004 announced the establishment of a new, long-term capital structure made up of a $40.0 million, four-year, senior secured credit facility provided by Harris Trust and Savings Bank, as Lead Arranger and Administrative Agent, and National City Bank, as Syndication Agent, and a $10.0 million, five-year, senior secured subordinated note provided by BMO Nesbitt Burns Capital (U.S.), Inc. Together these new credit facilities provide both improved working capital and long-term capital to support the Company’s anticipated growth during this strong, economic recovery for years to come.

Morton Industrial Group, Inc. (OTC: MGRP) operates Morton Metalcraft Co.’s five metal fabrication plants in Morton, Illinois (2); Apex and Welcome, North Carolina; and Honea Path, South Carolina. It employs approximately 1,300 associates serving construction, agricultural and commercial capital goods original equipment manufacturers (OEMs). Morton Metalcraft Co.’s principal customers include Caterpillar Inc., Carrier Corporation, Deere & Company, and Kubota.

“Safe Harbor” Statement Under The Private Securities Litigation Reform Act of 1995: This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including statements containing words “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects,” and similar words. The forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results expressed or implied by such forward looking statements. Such factors include, among others, the following: the loss of certain significant customers; the cyclicality of our construction and agricultural sales; the availability of working capital; the orders of our major customers; general economic and business conditions, both nationally and in the markets in which we operate or will operate; competition; and other factors referenced in the Company’s reports and registration statements filed with the Securities and Exchange Commission. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward looking statements. The forward looking statements contained herein speak only of the Company’s expectation as of the date of this press release. We disclaim any obligations to update any such factors or publicly announce the result of any revisions to any of the forward looking statements contained herein to reflect future events or developments.

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Morton Industrial Group, Inc.
May 11, 2004 — Page Three

MORTON INDUSTRIAL GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
For the Three Months Ended March 27, 2004 And March 29, 2003
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 27, 2004	March 29, 2003
Net sales	$39,920	32,380
Cost of sales	34,411	27,789

Gross profit	5,509	4,591

Operating expenses:
Selling expenses	802	701
Administrative expenses	2,638	2,607

Total operating expenses	3,440	3,308

Operating income	2,069	1,283

Other income (expense):
Interest expense	(571)	(933)
Interest on redeemable preferred stock	(213)	—
Gain on redemption of redeemable preferred stock	850	—
Other	41	166

Total other income (expense)	107	(767)

Earnings before income taxes and discontinued operations	2,176	516
Income taxes	50	200

Earnings before discontinued operations	2,126	316

Discontinued operations:
Net earnings from operations of discontinued plastics operations	—	225
Income taxes	—	90

	—	135

Net earnings	2,126	451
Accretion of preferred stock discount	—	(332)

Net earnings available to common stockholders	$2,126	119

Earnings available to common stockholders per common stock — basic:
Earnings from continuing operations	$0.46	0.00
Earnings from discontinued operations	—	0.03

Net earnings available to common stockholders	$0.46	0.03

Earnings available to common stockholders per common stock — diluted:
Earnings from continuing operations	$0.38	0.00
Earnings from discontinued operations	—	0.03

Net earnings available to common stockholders	$0.38	0.03

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